UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SigmaTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2004

Dear SigmaTel Stockholder:

This year’s annual meeting of SigmaTel, Inc. (“SigmaTel”) stockholders will be held on April 21, 2004, at 3:00 p.m. Central Time, in the Citadel Room at The Driskill Hotel, 604 Brazos Street, Austin, Texas 78701. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of SigmaTel by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SigmaTel’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review SigmaTel’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely,

RONALD P. EDGERTON

President, Chief Executive Officer,

and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 21, 2004

TO THE STOCKHOLDERS OF SIGMATEL, INC.:

Notice is hereby given that the annual meeting of the stockholders of SigmaTel, Inc., a Delaware corporation, will be held on April 21, 2004 at 3:00 p.m. Central Time, in the Citadel Room at The Driskill Hotel, 604 Brazos Street, Austin, Texas 78701, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect two Class I directors to serve on the Board of Directors until our 2007 annual meeting of stockholders, or until their respective successors are elected and qualified.

2.	To ratify our Board of Directors’ March 16, 2004 election of Robert T. Derby as a new Class II director to serve on the Board of Directors until our 2005 annual meeting of stockholders, or until his successor is elected and qualified.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2004.

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 17, 2004 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 3815 South Capital of Texas Highway, Suite 300, Austin, Texas 78704.

Sincerely,

RONALD P. EDGERTON

President, Chief Executive Officer,

and Chairman of the Board

Austin, Texas

March 24, 2004

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of SigmaTel, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on April 21, 2004 at 3:00 p.m. Central Time, in the Citadel Room at The Driskill Hotel, 604 Brazos Street, Austin, Texas 78701, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about March 24, 2004.

SOLICITATION AND VOTING

Voting Securities. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. Only stockholders of record as of the close of business on March 17, 2004 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 35,047,094 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to our Secretary at our principal executive offices at 3815 South Capital of Texas Highway, Suite 300, Austin, Texas 78704 a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors (Ronald P. Edgerton and William P. Osborne), three Class II directors (Alexander M. Davern, Robert T. Derby and C. Hock Leow) and two Class III directors (John A. Hime and Kenneth P. Lawler), who will serve until the annual meetings of stockholders to be held in 2004, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board of Directors at the meeting. Management’s nominees for election by the stockholders to those two positions are the current Class I members of the Board of Directors, Ronald P. Edgerton and William P. Osborne. If elected, the nominees for Class I directors will serve as directors until our Annual Meeting of Stockholders in 2007 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

Nominees For Class I Directors With Terms Expiring In 2007

Ronald P. Edgerton, 52 . . . . Mr. Edgerton has served as our President and Chief Executive Officer since March 2001, and as a member of our board of directors since May 2000, serving as Chairman of the Board of Directors since July 2003. From January 1997 until joining SigmaTel, Mr. Edgerton was President of his own consulting firm, Edgerton Consulting, Inc., which provided general consulting services, such as business plan development and analysis of acquisition opportunities, for small technology companies. From January 1995 until September 1996, Mr. Edgerton worked for Eastman Kodak, initially as Chief Financial Officer of a subsidiary and then as General Manager of the Digital Medical Imaging Business Unit. From May 1990 until December 1994, Mr. Edgerton served as Chief Financial Officer of Cyrix Corporation and was responsible for Cyrix’s worldwide accounting, management information systems, and human resources functions, during which period Cyrix conducted its initial public offering. From June 1976 until September 1986, Mr. Edgerton held various financial and marketing positions with Ford Motor Company, May Department Stores and Northern Telecom. Mr. Edgerton holds both a Bachelor of Business Administration and a Masters of Business Administration from Western Michigan University.

William P. Osborne, 60 . . . . Mr. Osborne has been a director since September 2001. Since June 2002, Mr. Osborne has served as Dean of the School of Computing and Engineering at the University of Missouri—Kansas City. From August 1995 until June 2002, Mr. Osborne served as Dean of the Erik Jonsson School of Engineering and Computer Science at the University of Texas at Dallas. From November 1990 until August 1995, Mr. Osborne served as a Professor of Electrical and Computer Engineering at New Mexico State University. Mr. Osborne has also served in industry in various positions with various companies, including as Senior Vice President of Networks Operations of Racal-Milgo Skynetworks from July 1989 to November 1990, as President and Chief Operating Officer of Telinq System, Inc. from July 1988 to July 1989, and as Vice President of Network Products and then President of the Comsat Technology Products division of Comsat Corporation from 1983 to 1988. Mr. Osborne holds both a Bachelor and Masters of Science in Electrical Engineering from the University of Kentucky and a PhD in Electrical Engineering from New Mexico State University.

The Board of Directors recommends a vote “FOR” the nominees named above.

PROPOSAL NO. 2

RATIFICATION OF ELECTION OF A DIRECTOR

On March 16, 2004, our Board of Directors unanimously voted to increase our authorized number of directors by creating an additional Class II directorship, thereby increasing the number of Class II directors from two to three. Also on March 16, 2004, our Board of Directors unanimously elected Robert T. Derby to fill this additional Class II directorship and to serve as a director until our Annual Meeting of Stockholders in 2005 and until his successor is elected and qualified.

Stockholder ratification of the Board of Directors election of Robert T. Derby to fill the additional Class II directorship created on March 16, 2004 is not required by our bylaws or other applicable legal requirements. However, the election of Robert T. Derby to fill the additional Class II directorship created on March 16, 2004 is being submitted to the stockholders for ratification. If the stockholders fail to ratify the election of Robert T. Derby, the Board of Directors plans to ask for Mr. Derby’s resignation from the Board.

If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Information Regarding Robert T. Derby

Robert T. Derby, 65 . . . . Mr. Derby has been a director since March 2004. Since 1999, Mr. Derby has served as the managing partner of MyMail, Ltd. From 2000 until 2002, Mr. Derby served as a consultant, acting as founding Vice President of Sales and Marketing for Ethertronics, Inc, and also serving as consultant and member to the advisory board of Silicon Wave Inc. Since 1987 Mr. Derby has served as Vice President of World Wide Sales for several high growth technology companies, several of which successfully completed initial public offerings during his tenure. From 1997 until 1999, Mr. Derby served as founding Vice President of World Wide Sales & Marketing for Veridicom, Inc. From 1994 until 1996, Mr. Derby served as founding Vice President of World Wide Sales for Neomagic, Inc. From 1991 to 1994, Mr. Derby served as founding Vice President of World Wide Sales for Cyrix, Inc. From 1987 until 1990, Mr. Derby served as Senior Vice President of World Wide Sales for Weitek, Inc. From 1974 until 1986, Mr. Derby served in various positions at Intel Corporation, including as a District Sales Manager, Vice President & Director of World Wide Distribution Sales & Marketing. Mr. Derby holds a Bachelor of Science from the United States Naval Academy.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the election of Robert T. Derby to fill the additional Class II directorship created on March 16, 2004.

CORPORATE GOVERNANCE

Determination of Independence

The Board of Directors and the Nominating and Corporate Governance Committee thereof has determined that, other than Mr. Edgerton and Mr. Leow, each of the members of the Board of Directors is an independent director for purposes of the NASDAQ rules. Accordingly, the Board of Directors is comprised of a majority of independent directors as required by the NASDAQ Rules.

Board Meetings and Committees

The Board of Directors held 11 meetings and acted by unanimous written consent 4 times during the year ended December 31, 2003. The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During the year ended December 31, 2003, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all of the committees of the Board of Directors on which such director served held during that period.

Audit Committee.    Our Audit Committee was formally constituted on July 1, 2003. The members of the Audit Committee during the year ended December 31, 2003 were Alexander Davern, William Osborne and John Hime. Each of the members of the Audit Committee are independent for purposes of the NASDAQ rules as they apply to audit committee members. In addition, the Board of Directors has determined that each member of the

Audit Committee possesses the level of financial literacy required by applicable laws and regulations and that Mr. Davern, the Audit Committee’s Chairman, is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The audit committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditor. The Audit Committee held 4 meetings during the year ended December 31, 2003.

Compensation Committee.    The members of the Compensation Committee during the year ended December 31, 2003 were Alexander Davern, William Osborne and John Hime. Each of the members of the Compensation Committee is independent for purposes of the NASDAQ rules. The Compensation Committee reviews and determines the compensation and benefits of our executive officers and directors, administers our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The Compensation Committee acted by unanimous written consent 5 times during the year ended December 31, 2003.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee during the year ended December 31, 2003 were Alexander Davern, William Osborne and John Hime. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the NASDAQ rules. The Nominating and Corporate Governance Committee identifies prospective board candidates, recommends nominees for election to our board of directors, develops and recommends board member selection criteria, considers committee member qualification, recommends corporate governance principles to the board of directors, and provides oversight in the evaluation of the board of directors and each committee. The Nominating and Corporate Governance Committee held 2 meetings during the year ended December 31, 2003. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

Director Nominations

Our Nominating and Corporate Governance Committee reviews annually the results of the evaluation of the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors proposed by directors, management or stockholders (provided that stockholder candidate proposals meet the requirements of our bylaws) in light of the Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. If the Nominating Committee believes that the Board requires additional candidates for nomination, the Committee will engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

Our bylaws provide that nominations for the election of directors at an annual meeting may be made by the Board of Directors or a duly authorized committee thereof or any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in the bylaws and who is a stockholder of record at the time notice is delivered to our corporate Secretary. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as Directors at an annual meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our corporate Secretary. To be timely, a stockholder nomination for a director to be elected at an annual meeting must be received at our principal executive offices not less than 120 calendar days in advance of the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Each such notice must contain specific information detailed in our bylaws, including, without limitation, (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder; and (iii) other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors.

Communications with Directors

Stockholders may communicate with any of our directors by transmitting correspondence by mail, addressed as follows:

Chairman of the Board

or Board of Directors

c/o Corporate Secretary

SigmaTel, Inc.

3815 S. Capital of Texas Highway, Suite 300

Austin, TX 78704

The Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Corporate Secretary in consultation with our General Counsel. The Board of Directors or individual directors so addressed is advised of any communication withheld for safety or security reasons as soon as practicable. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meetings

We make reasonable efforts to schedule our annual meeting of stockholders at a time and date to allow attendance by directors, taking into account the directors’ schedules. We encourage, but do not require, our board members to attend the annual meeting of stockholders. Last year, while we were a privately held corporation, our stockholders elected directors and conducted other annual meeting business through a majority written consent of stockholders rather than through a physical meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted Corporate Governance Guidelines that address the role and functions of the Board, composition of the Board, criteria for Board membership, and other Board and corporate governance matters. Links to these materials are available on our website at www.sigmatel.com.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors of SigmaTel has selected PricewaterhouseCoopers LLP as independent auditor to audit the consolidated financial statements of SigmaTel for the fiscal year ending 2004. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to SigmaTel for the fiscal years ended 2003 and 2002:

	Fiscal 2003	Fiscal 2002

Audit Fees (1)	$520,872	$35,606

Audit-Related Fees (2)	$16,696	$15,928

Tax Fees (3)	$50,162	$10,437

All Other Fees (4)	$7,750	$—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. In fiscal 2003, this category included consultations in connection with compensation of Board members.

The Audit Committee has adopted a policy pursuant to which it must pre-approve all audit and permissible non-audit services provided by our independent auditor. These services may include audit services, audit-related services, tax services and other services. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members, including the chairperson. The Audit Committee has specifically delegated authority to the chair of the Audit Committee to pre-approve certain specified audit or permissible non-audit services on a case-by-case basis. Additionally, the Audit Committee has delegated to each of its other members the authority to pre-approve certain specified audit or permissible non-audit services of up to $10,000 per engagement on a case-by-case basis. A member to whom pre-approval authority has been delegated must report its pre-approval decisions, if any, to the Audit Committee at its next meeting, and any such pre-approvals must specify clearly in writing the services and fees approved. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months. During the calendar year ended December 31, 2003, no Audit-Related Fees, no Tax Fees and no All Other Fees were approved by the Audit Committee after services had been rendered pursuant to the de minimis exception established by the SEC.

Vote Required and Board of Directors Recommendation

If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending 2004.

OWNERSHIP OF SECURITIES

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 8, 2004, certain information with respect to the beneficial ownership of SigmaTel’s Common Stock by (i) each stockholder known by SigmaTel to be the beneficial owner of more than 5% of SigmaTel’s Common Stock, (ii) each director and director-nominee of SigmaTel, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of SigmaTel as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent(2)
Creative Technology Ltd. (3)	5,749,970	16.5
Battery Ventures (4)	2,846,903	8.1
Kenneth P. Lawler (5)	2,789,098	8.0
FMR Corp. (6)	2,002,129	5.7
Ronald P. Edgerton (7)	1,117,462	3.1
Roger A. Whatley (8)	135,004	*
Ross A. Goolsby (9)	135,004	*
Alan D. Green (10)	135,005	*
Aaron C. Lyman (11)	135,004	*
C. Hock Leow (12)	67,688	*
William P. Osborne (13)	33,333	*
Alexander M. Davern (14)	33,333	*
John Hime (15)	33,333	*
All executive officers and directors as a group (14 persons) (16)	5,021,378	13.5

*	Less than 1.0%

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options are immediately exercisable, subject to our right to repurchase unvested shares upon termination of employment or other service at a price equal to the option exercise price.

(2)	Calculated on the basis of 35,001,409 shares of Common Stock outstanding as of March 8, 2004, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 8, 2004 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(3)	Includes 3,093,302 shares of our common stock held by CTI Limited and 2,656,668 shares of our common stock held by CTI II Limited. Creative Technology Ltd. [NasdaqNM:CREAF] is the beneficial owner of the shares held by CTI Limited and CTI II Limited. The board of directors of Creative Technology Ltd. holds voting and dispositive power over these shares. The members of the board of directors of Creative Technology Ltd. disclaim beneficial ownership for these shares except to the extent of their pecuniary interest therein. The address of these funds is c/o Creative Technology Ltd., 31 International Business Park, Creative Resource, Singapore 609921. One of our directors, C. Hock Leow, is a Senior Vice President of Creative Technology.

(4)

Includes 2,654,698 shares of our common stock held by Battery Ventures V, L.P. Includes 224,401 shares of our common stock held by Battery Ventures Convergence Fund, L.P. Includes 57,804 shares of our common stock held by Battery Investment Partners V, L.L.C. The sole general partner of Battery Ventures V, L.P. is Battery Partners V, LLC. The managing members of Battery Partners V, LLC are Richard D. Frisbie, Oliver D. Curme, Thomas J. Crotty, Kenneth P. Lawler and Todd A. Dagres, who hold voting and dispositive power for the shares held by Battery Ventures V, L.P. Each of Mr. Frisbie, Curme, Crotty, Lawler, and

Dagres disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The sole general partner of Battery Ventures Convergence Fund, L.P. is Battery Convergence Partners, LLC. The managing members of Battery Convergence Partners, LLC are Howard Anderson, Richard D. Frisbie, Oliver D. Curme, Thomas J. Crotty, Kenneth P. Lawler and Todd A. Dagres who hold voting and dispositive power for the shares held by Battery Ventures Convergence Fund, L.P. Each of Mr. Anderson, Frisbie, Curme, Crotty, Lawler, and Dagres disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The managers of Battery Investment Partners V, LLC are Richard D. Frisbie, Oliver D. Curme and Thomas J. Crotty who hold voting and dispositive power for the shares held by Battery Investment Partners V, LLC. Each of Mr. Frisbie, Curme and Crotty disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of all of these funds is 901 Mariner’s Island Boulevard, #475, San Mateo, California 94404.

(5)	Includes 2,564,698 shares of our common stock held by Battery Ventures V, L.P. Includes 57,804 shares of our common stock held by Battery Ventures Convergence Fund, L.P. Does not include the shares held by Battery Investment Partners V, L.L.C. Mr. Lawler is a managing member of the general partner of each of Battery Ventures V, L.P. and Battery Ventures Convergence Fund, L.P. and may be deemed to share voting and investment power with respect to all shares held by Battery Ventures V, L.P. and Battery Ventures Convergence Fund, L.P. Mr. Lawler is a member of Battery Investment Partners V, L.L.C., but does not share voting and investment power with respect to shares held by Battery Investment Partners V, L.L.C. Mr. Lawler disclaims beneficial ownership of the shares held by these funds. The shares listed as being offered by Mr. Lawler are actually being offered by the entities affiliated with Battery Ventures described above and are duplicative of certain of the shares being offered by entities affiliated with Battery Ventures.

(6)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004. FMR Corp. is a Massachusetts-based investment advisor whose address is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Includes 1,117,462 shares of our common stock issuable upon the exercise of immediately-exercisable options, 712,104 of which shares are fully-vested as of March 8, 2004, and 405,358 of which shares are unvested as of March 8, 2004.

(8)	Includes 135,004 shares of our common stock issuable upon the exercise of immediately-exercisable options, 62,293 of which shares are fully-vested as of March 8, 2004, and 72,711 of which shares are unvested as of March 8, 2004

(9)	Includes 135,004 shares of our common stock issuable upon the exercise of immediately-exercisable options, 52,016 of which shares are fully-vested as of March 8, 2004, and 82,988 of which shares are unvested as of March 8, 2004.

(10)	Includes 135,005 shares of our common stock issuable upon the exercise of immediately-exercisable options, 65,107 of which shares are fully-vested as of March 8, 2004, and 69,898 of which shares are unvested as of March 8, 2004.

(11)	Includes 123,334 shares of our common stock issuable upon the exercise of immediately-exercisable options, 47,458 which shares are fully-vested as of March 8, 2004, and 75,876 of which shares are unvested as of March 8, 2004

(12)	Mr. Leow is a Senior Vice President of Creative Technology, our largest stockholder.

(13)	Includes 33,333 shares of our common stock issuable upon the exercise of immediately-exercisable options, 22,222 of which shares are fully-vested, and 11,111 of which shares are unvested.

(14)	Includes 33,333 shares of our common stock issuable upon the exercise of immediately-exercisable options, none of which shares are vested.

(15)	Includes 33,333 shares of our common stock issuable upon the exercise of immediately-exercisable options, none of which shares are vested.

(16)	Includes 2,151,382 shares of our common stock issuable upon the exercise of immediately-exercisable options, 1,080,474 of which shares are fully-vested, and 1,070,908 of which shares are unvested.

EXECUTIVE COMPENSATION

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors as of December 31, 2003:

Name	Age	Title
Ronald P. Edgerton	52	Chairman of the Board, Chief Executive Officer and President
Ross A. Goolsby	36	Vice President of Finance, Chief Financial Officer and Secretary
Roger A. Whatley	50	Vice President of Engineering and Chief Technical Officer
Alan W. Hansford	42	Vice President of Audio Codecs
Aaron C. Lyman	45	Vice President of Worldwide Sales
Alan D. Green	39	Vice President and General Counsel
Daniel P. Mulligan	37	Vice President of Portable Audio SoCs
Stephan L. Beatty	37	Vice President of Operations
Michael R. Wodopian	51	Vice President of Marketing and Business Development
Alexander M. Davern(1),(2),(3)	37	Director
Robert T. Derby	65	Director
John A. Hime(1),(2),(3)	55	Director
Kenneth P. Lawler	44	Director
C. Hock Leow	52	Director
William P. Osborne(1),(2),(3)	60	Director

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

(3)	Member of the nominating committee and corporate governance committee.

Ronald P. Edgerton has served as our President and Chief Executive Officer since March 2001, and as a member of our board of directors since May 2000, serving as Chairman of the Board of Directors since July 2003. From January 1997 until joining SigmaTel, Mr. Edgerton was President of his own consulting firm, Edgerton Consulting, Inc., which provided general consulting services, such as business plan development and analysis of acquisition opportunities, for small technology companies. From January 1995 until September 1996, Mr. Edgerton worked for Eastman Kodak, initially as Chief Financial Officer of a subsidiary and then as General Manager of the Digital Medical Imaging Business Unit. From May 1990 until December 1994, Mr. Edgerton served as Chief Financial Officer of Cyrix Corporation and was responsible for Cyrix’s worldwide accounting, management information systems, and human resources functions, during which period Cyrix conducted its initial public offering. From June 1976 until September 1986, Mr. Edgerton held various financial and marketing positions with Ford Motor Company, May Department Stores and Northern Telecom. Mr. Edgerton holds both a Bachelor of Business Administration and a Masters of Business Administration from Western Michigan University.

Ross A. Goolsby has served as our Chief Financial Officer, Vice President of Finance and Secretary since September 2001. From June 1999 until August 2001, Mr. Goolsby served as Chief Financial Officer of Utiliserve, Inc., an electrical utility products distributor, and was responsible for Utiliserve’s finance, accounting and human resources functions. From January 1993 until June 1999, Mr. Goolsby served as a Vice President and Controller of Cameron Ashley Building Products, Inc., a publicly-traded building products distributor, where he was responsible for finance and accounting and was substantially involved in merger and acquisition transactions and preparing periodic filings with the Securities and Exchange Commission. Mr. Goolsby holds a Bachelor of Business Administration in Accounting from the University of Houston.

Roger A. Whatley has served as our Chief Technical Officer and as Vice President of Engineering since May 2001. From 1979 until May 2001, Mr. Whatley held various positions in the Semiconductor Product Sector of Motorola, Inc., including Director of Strategic Planning and Alliances for the Wireless Subscriber Systems Group, Director of Marketing of the Wireless Communications Division, Startup Manager of the Analog Modules Section within the Imaging and Storage Division, Manager of Design for the Telecom Operation, MOS Digital and Analog Division, and IC Design Section Manager and an Analog IC Design Engineer for the Telecom Design Department. Mr. Whatley holds both a Bachelor and Masters of Science in Electrical Engineering from Auburn University, and a Masters of Business Administration from the University of Texas at Austin.

Alan W. Hansford has served as our Vice President of Audio Codecs since April 2001, and is responsible for management of our Audio Codecs and USB Peripherals. From March 1999 until November 2003, Mr. Hansford also served as our Vice President of Marketing and was responsible for our corporate marketing functions for all product marketing activities. From August 1998 until March 1999, Mr. Hansford served as our Director of Marketing. From October 1997 to July 1998, Mr. Hansford served as the Director of Marketing for Ross Technology, a sparc processor manufacturer, and was responsible for product marketing activities and for applications and technical support functions. Mr. Hansford holds a Bachelor of Science in Electrical Engineering from the University of Virginia.

Aaron C. Lyman has served as our Vice President of Worldwide Sales since April 2001 and served as Director of Worldwide Sales from June 1998 to March 2001. From May 1997 until June 1998, Mr. Lyman served as Director of International Sales for Ross Technology. From March 1994 until May 1997, Mr. Lyman served as Director for the Far East Area of Crystal Semiconductor Corporation. From April 1993 until February 1994, Mr. Lyman served as International Sales Manager for Comlinear Corp. From March 1987 until March 1993, Mr. Lyman served as ASIC Program Manager for NCR Microelectronics. Mr. Lyman holds a Bachelor of Industrial Engineering from the University of Utah.

Alan D. Green has served as our Vice President and General Counsel since November 2001. From March 2000 until November 2001, Mr. Green was our Associate General Counsel. From July 1999 until February 2000, Mr. Green was a Senior Associate at the law firm Gray Cary Ware & Freidenrich LLP. From June 1997 until June 1999, Mr. Green was an Associate at the law firm Porter & Hedges, LLP. From 1993 until 1997 Mr. Green was an associate of Sheinfeld, Maley & Kay LLP. Mr. Green holds both a Bachelor of Arts in English and a Doctor of Jurisprudence from the University of Texas at Austin.

Daniel P. Mulligan has served as our Vice President of Portable Audio SoCs since May 2003 and as General Manager of Portable Audio SoCs since January 2002. From August 1999 until January 2002, Mr. Mulligan served as a Product Manager of Portable Audio SoCs. From September 1993 until April 1999, Mr. Mulligan was a Design Engineer and Design Manager for Brooktree, a semiconductor design and manufacturing company which was acquired by Rockwell Semiconductor Systems, Inc. From June 1993 until September 1993, Mr. Mulligan served as the Lead Design Engineer for Sundance Technology. From June 1991 until June 1993, Mr. Mulligan served as a Design Engineer for Texas Instruments. From September 1987 until May 1991, Mr. Mulligan served as a Design Engineer for Silicon & Software Systems, a subsidiary of Philips International, Inc. Mr. Mulligan holds a Bachelor of Engineering in Electrical Engineering from the University of Limerick in Ireland and a Masters of Business Administration from the University of Texas at Austin.

Stephan L. Beatty has served as our Vice President of Operations since May 2003. From March 2002 until May of 2003, Mr. Beatty served as Director of Operations. Mr. Beatty is our key liaison with foundries and subcontractors and is responsible for the management of product planning, manufacturing and development, reliability assurance of products and processes, and negotiation of pricing arrangements with suppliers. From

January 2001 until March 2002, Mr. Beatty served as Operations Manager. From December 2000 until January 2001, Mr. Beatty served as Product/Test Manager. From April 2000 until December 2000, Mr. Beatty served as Product/Test Engineer. From April 1995 until April 2000, Mr. Beatty served as a Technology Development Engineer for Motorola, Inc. Mr. Beatty holds both a Bachelor of Science in Bio-engineering and a Bachelor of Science in Electrical Engineering from Texas A&M University.

Michael R. Wodopian has served as our Vice President of Marketing and Business Development since December 2003, and is responsible for our corporate marketing functions for all product marketing activities and for identification and execution of various strategic relationships in his business development capacity. From March 2000 until June 2003, Mr. Wodopian served in various capacities with Intel Corporation, including Group Marketing Director, Optical Products and General Manager, Networking Components Division. From January 1998 until March 2000, Mr. Wodopian served as Vice President, Business Development & Strategic Planning for Level One Communications and was one of four Level One executives instrumental in the acquisition of Level One by Intel. From 1980 until December 1997, Mr. Wodopian held various positions with Advanced Micro Devices, including Director of Marketing, Communications Products Division, from May 1994 until December 1997. Mr. Wodopian holds a Bachelor of Science in Electrical Engineering from the University of Connecticut.

Alexander M. Davern has been a director since June 2003. Since December 2002, Mr. Davern has served as Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer of National Instruments Corporation. National Instruments is a publicly-traded supplier of measurement and automation products that engineers and scientists use in a wide range of industries. From December 1997 until December 2002, Mr. Davern served as Chief Financial Officer and Treasurer of National Instruments. From February 1994 until December 1997, Mr. Davern served as Acting Chief Financial Officer and Treasurer, and as Corporate Controller and International Controller of National Instruments. Prior to joining National Instruments, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern holds both a Bachelor of Business Administration and a diploma in professional accounting from University College in Dublin, Ireland.

Robert T. Derby has been a director since March 2004. Since 1999, Mr. Derby has served as President and CEO of MyMail, Inc. From 2000 until 2002, Mr. Derby served as a consultant, acting as founding Vice President of Sales and Marketing for Ethertronics, Inc, and also serving as consultant and member to the advisory board of Silicon Wave Inc. Since 1987 Mr. Derby has served as Vice President of World Wide Sales for several high growth technology companies, several of which successfully completed initial public offerings during his tenure. From 1997 until 1999, Mr. Derby served as founding Vice President of World Wide Sales & Marketing for Veridicom, Inc. From 1994 until 1996, Mr. Derby served as founding Vice President of World Wide Sales for Neomagic, Inc. From 1991 to 1994, Mr. Derby served as founding Vice President of World Wide Sales for Cyrix, Inc. From 1987 until 1990, Mr. Derby served as Senior Vice President of World Wide Sales for Weitek, Inc. Mr. Derby began his career at the Intel Corporation as a District Sales Manager in 1974 until eventually serving as Vice President & Director of World Wide Distribution Sales & Marketing from 1984 until 1987. Mr. Derby holds a Bachelor of Science from the United States Naval Academy.

John A. Hime has been a director since August 2003. Since 1994, Mr. Hime has been a private investor in over 25 early stage technology companies. From 1991 until 1994, Mr. Hime served as Vice President of Marketing at Tivoli Systems. From 1989 until 1991, Mr. Hime served as Vice President and General Manager of the Systems Business Unit at MIPS Computers. From 1988 until 1989, Mr. Hime served as Vice President of Marketing at Frame Technology. From 1984 until 1988, Mr. Hime served as Director of Marketing at Sun Microsystems. He began his career with positions in software development at Texas Instruments and systems engineering at Data General Corporation. Mr. Hime holds a Bachelor of Arts in Mathematics from the University of Texas at Austin.

Kenneth P. Lawler has been a director since August 1999. Since February 1995, Mr. Lawler has served as a Managing Member within the Battery Ventures fund organization. Mr. Lawler is a Managing Member of the general partner of each of Battery Ventures V, L.P. and Battery Ventures Convergence Fund, L.P., and is a member of Battery Investment Partners V, L.L.C. Mr. Lawler manages Battery’s San Mateo office and is responsible for managing Battery’s communications and advanced technology industry practice. Prior to joining Battery in 1995, Mr. Lawler spent ten years in venture capital at Patricof & Co. Ventures and Berkeley International Capital Corporation. Before starting his venture capital career in 1985, Mr. Lawler worked in product management at Advanced Micro Devices and engineering management at Teradyne and Fairchild Semiconductor. Mr. Lawler holds both a Bachelor and Masters of Science in Industrial Engineering from Stanford University and a Masters of Business Administration from University of California, Los Angeles. Mr. Lawler is on the Venture Capital Advisory Board of the Fabless Semiconductor Association.

C. Hock Leow has been a director since June 1997. Since May 1993, Mr. Leow has served as Senior Vice President and Chief Technology Officer of Creative Technology, an electronics manufacturer, which is an affiliate of CTI Limited and CTI II Limited. Mr. Leow holds both a Bachelor and Masters of Science in Electrical Engineering from Stanford University.

Executive Compensation

The following table provides the total compensation paid to our chief executive officer and our next four most highly-compensated executive officers for the year ended December 31, 2003. These executives are referred to as our named executive officers elsewhere in this proxy statement.

Summary Compensation Table

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation			Securities Underlying Options (#)
Ronald P. Edgerton, Chief Executive Officer and President	2003 2002	$250,548 250,278	$62,500 —	$	— —		138,523 —

Aaron C. Lyman Vice President of Worldwide Sales	2003 2002	145,780 147,548	126,151 69,236		6,000 6,000	(1)(1)	120,666 —

Alan D. Green Vice President and General Counsel	2003 2002	178,435 170,000	44,234 84,488		— —		100,000 66,667

Roger A. Whatley Vice President of Engineering and Chief Technical Officer	2003 2002	178,435 170,000	32,625 27,750		— —		93,333 6,667

Ross A. Goolsby Vice President of Finance, Chief Financial Officer and Secretary	2003 2002	161,092 135,000	35,444 13,500		— 54,418	(2)	100,000 —

(1)	Mr. Lyman received a $6,000 car allowance in each of 2003 and 2002.

(2)	Mr. Goolsby received $54,418 in 2002 as reimbursement of relocation expenses.

Stock Options

The following table provides information concerning grants of stock options made during 2003 to each of our named executive officers. The percentage of total options granted to our employees in 2003 is based on total options granted of 2,182,439 shares. We have never granted any stock appreciation rights.

All of the options in the table were granted under our 1995 Stock Option/Stock Issuance Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. Except for options to acquire 33,333 shares issued to each of Mr. Lyman, Mr. Green, Mr. Whatley, and Mr. Goolsby, the options issued under our 1995 plan are immediately exercisable, with 25% of the shares subject to each option vesting one year after the date of grant and the remaining shares vesting thereafter in 36 equal monthly installments. If unvested options are exercised, they remain subject to a right of repurchase by us at the exercise price until the shares acquired upon exercise vest. The exercise prices of such options represent our board of directors’ determination of the fair market value of our common stock on the grant date. In establishing these prices as a private company, our board considered many factors, including our financial condition and operating results, transactions involving the issuances of shares of our preferred stock, the senior rights and preferences accorded shares of preferred stock, and the market for comparable stocks.

The amounts shown in the table as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises depend on the future performance of our common stock.

Option Grants in 2003

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name and Principal Position	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
Ronald P. Edgerton	138,523	(1)	6.3%	$0.75	3/18/2013	$290,977	$524,870
Chief Executive Officer and President

Aaron C. Lyman	87,333		4.0	0.75	3/18/2013	183,449	330,909
Vice President of Worldwide Sales	33,333	(2),(3)	1.5	0.75	3/18/2013	70,018	126,300

Alan D. Green	66,667	(2)	3.1	0.75	3/18/2013	140,038	252,605
Vice President and General Counsel	33,333	(2),(3)	1.5	0.75	3/18/2013	70,018	126,300

Roger A. Whatley	60,000		2.7	0.75	3/18/2013	126,034	227,343
Vice President of Engineering and Chief Technical Officer	33,333	(2),(3)	1.5	0.75	3/18/2013	70,018	126,300

Ross A. Goolsby	66,667	(2)	3.1	0.75	3/18/2013	140,038	252,605
Vice President of Finance, Chief Financial Officer and Secretary	33,333	(2),(3)	1.5	0.75	3/18/2013	70,018	126,300

(1)	To the extent not already vested and exercisable, these options will vest in full on an accelerated basis and become exercisable in the event of our liquidation or dissolution, a merger of consolidation in which we are not the surviving corporation, upon the sale of substantially all of our assets, or the registration, pursuant to a transaction or series of related transactions, of the transfer of 80% or more of our outstanding common stock to persons who were not immediately before such transfer owners of our stock.

(2)	To the extent not already vested and exercisable, the vesting and exercisability of these options will automatically accelerate by a 24 month period in the event of our liquidation or dissolution, a merger of consolidation in which we are not the surviving corporation, upon the sale of substantially all of our assets, or the registration, pursuant to a transaction or series of related transactions, of the transfer of 80% or more of our outstanding common stock to persons who were not immediately before such transfer owners of our stock.

(3)	The options to purchase 33,333 shares were vested upon issuance, but were not exercisable until the earlier of (i) our meeting certain financial goals or (ii) March 18, 2008. We have met the financial goals established for the calendar year 2003, and thus options to acquire 16,667 of the 33,333 shares became exercisable on January 28, 2004, upon the issuance of the final audit opinion for our calendar year 2003 financial statements by PricewaterhouseCoopers LLP, our independent auditor. If we meet the financial goals established in the option agreements for the calendar year 2004 by earning revenue of $100 million or more and non-GAAP operating income of at least $20 million, the remaining 16,666 shares will become exercisable upon issuance of the final audit opinion for our calendar year 2004 financial statements by our independent auditor. If we do not meet the financial goals established in the option agreements for the calendar year 2004, the remaining 16,666 shares will become exercisable on March 18, 2008.

Aggregate Option Exercises in 2003 and Option Values at December 31, 2003

There were no option exercises by our named executive officers in 2003. The following table presents for our named executive officers the number and value of securities underlying unexercised options that were held by those officers as of December 31, 2003. The numbers in the column entitled “Value of Unexercised In-The-Money Options at December 31, 2003” are based on the fair market value of our common stock of $24.68 at December 31, 2003, less the exercise price payable for these shares.

Option Values at December 31, 2003

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the- Money Options at December 31, 2003
Name and Principal Position	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald P. Edgerton, Chief Executive Officer and President(1)	1,373,938	—	$29,190,940	$—

Aaron C. Lyman Vice President of Worldwide Sales(2)	123,334	16,666	2,895,890	398,817

Alan D. Green Vice President and General Counsel(3)	166,668	16,666	3,725,862	398,817

Roger A. Whatley Vice President of Engineering and Chief Technical Officer(4)	166,667	16,666	3,785,841	398,817

Ross A. Goolsby Vice President of Finance, Chief Financial Officer and Secretary(5)	166,667	16,666	3,800,842	398,817

(1)	As of December 31, 2003, 927,530 shares were vested and 446,408 were unvested.

(2)	As of December 31, 2003, 46,763 shares were vested and 93,237 were unvested.

(3)	As of December 31, 2003, 93,530 shares were vested and 89,804 were unvested.

(4)	As of December 31, 2003, 90,206 shares were vested and 93,127 were unvested.

(5)	As of December 31, 2003, 80,207 shares were vested and 103,126 were unvested.

Employment Agreements

Upon his election as our President and Chief Executive Officer in March 2001, we entered into an employment agreement with Mr. Edgerton. Pursuant to the agreement, we agreed to pay Mr. Edgerton an annual base salary of $250,000, with additional performance-based bonus compensation opportunities targeted at 50% of his base salary, subject to annual review. If Mr. Edgerton’s employment is terminated by us without due cause, as defined in the agreement, or by Mr. Edgerton for certain contractual grounds described in the agreement, we are obligated to pay Mr. Edgerton severance in an amount equal to six months’ base salary, plus an additional three months for each full year that Mr. Edgerton has been employed by us at that time. Mr. Edgerton’s employment agreement has no specified term and is terminable by either party at any time. If Mr. Edgerton is terminated in connection with a change of control, as defined in his option award agreement, all of Mr. Edgerton’s outstanding unvested stock options will vest completely.

As part of this agreement, Mr. Edgerton agreed not to compete with us for a period after the termination of his employment equal to the period covered by his severance payments, not to exceed 12 months.

In January 2001, we entered into an employment agreement with Mr. Green, which expired on January 19, 2004. Among other terms, Mr. Green’s employment agreement provided, and all of his stock option agreements continue to provide, that, if his employment is terminated by us in connection with a change of control as defined in the agreement, Mr. Green will receive an additional 24 months of vesting credit for his outstanding unvested stock options and other equity compensation, if any.

In May 2003, we entered into an employment agreement with Mr. Goolsby. We agreed to pay Mr. Goolsby an annual base salary of $155,250 with additional performance-based bonus compensation opportunities of up to $11,644 per quarter, which is subject to annual review and possible increase. If Mr. Goolsby’s employment is terminated by us without due cause as defined in the agreement or by Mr. Goolsby for certain contractual grounds, we are obligated to pay Mr. Goolsby 100% of his next targeted quarterly bonus in connection with his termination plus the greater of (i) four months base salary or (ii) six weeks of base salary for each year or partial year of employment. If such termination is in connection with a change of control as defined in the agreement, Mr. Goolsby will receive an additional 24 months of vesting credit for his outstanding unvested stock options and other equity compensation, if any. The term of Mr. Goolsby’s employment agreement expires on May 19, 2006, but is terminable prior to such date by either party at any time, with or without cause.

Compensation of Directors

Independent, non-employee directors receive an annual retainer of $20,000 and $1,000 per meeting attended, payable quarterly. In addition, the chairman of our audit committee receives an additional annual retainer of $20,000.

New non-employee directors will receive an initial option grant of 30,000 shares and all non-employee directors will receive an annual option grant of 10,000 shares if they remain in office on the date of each annual stockholders meeting (unless they joined our board within six months of such meeting). Such grants will vest ratably over four years. Our directors are also eligible for discretionary option grants under the terms of our 2003 Stock Incentive Plan. We reimburse directors for all reasonable out-of-pocket expenses incurred in attending meetings of our board of directors and committees of our board. Directors who are also our employees did not receive any compensation for their services as members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of our compensation committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1995 Stock Option/Stock Issuance Plan, the 2003 Stock Incentive Plan and the Employee Stock Purchase Plan, which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2003:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	4,051,348	$3.55	3,135,806	(1)

Equity compensation plans not approved by stockholders	—	—	—

Total	4,051,348	$3.55	3,135,806

(1)	Includes 341,811 shares that are reserved for issuance under the Employee Stock Purchase Plan. The shares that are reserved for issuance under the Employee Stock Purchase Plan are subject to automatic increase on January 1 of each year by a number of shares equal to the lesser of 1% of our outstanding shares as of the close of business on December 31 of the preceding calendar year or 500,000, subject to the approval of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements which are described above in “Employment Agreements” and the transactions described below, since January 1, 2003, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Private Placements of Equity Securities. Since our inception, we have sold convertible preferred stock and convertible notes to provide working capital for our operations. In February and March of 2003, in order to raise working capital, we sold an aggregate of 7,157,584 shares of our Series J preferred stock to various investors, including 2,609,036 shares to funds affiliated with Battery Ventures, 1,060,053 shares to funds affiliated with INVESCO Private Capital, 3,319,772 shares to a fund affiliated with Creative Technology, 22,000 shares to Hock Leow, 472 shares to Jim Montgomery and 2,672 shares to a fund affiliated with Gray Cary, a law firm at which Mr. Montgomery is a partner, at a price of $1.14435 per share. Each share of our Series J preferred stock converted automatically into 0.8333 shares of our common stock upon the closing of our initial public offering.

The entities affiliated with Battery Ventures are together considered a holder of more than 5% of our common stock. Mr. Kenneth Lawler, one of our directors, is a managing member within the Battery Ventures fund organization. Entities affiliated with Creative Technology are together considered a holder of more than 5% of our common stock. Mr. C. Hock Leow, one of our directors, is Chief Technology Officer of Creative Technology. The entities associated with INVESCO Private Capital were together considered a holder of more than 5% of our common stock at the time of the Series J preferred stock offering. Esfandiar Lohrasbpour, a managing director at INVESCO, was one our directors from April 2003 until June 2003.

Transactions in the Ordinary Course of Business. We sell products in the ordinary course of business to Creative Technology. Revenues from Creative Technology were approximately $14.4 million for the year ended December 31, 2003.

Mr. Jim Montgomery, who was one of our directors from August 1998 to June 2003, is a partner of Gray Cary Ware & Freidenrich LLP. Gray Cary Ware & Freidenrich LLP performs legal services for us. We paid to Gray Cary Ware & Freidenrich LLP $0.7 million during the year ended December 31, 2003. We have continued to retain Gray Cary Ware & Freidenrich LLP’s services during the current year. In connection with Mr. Montgomery’s resignation as a member of our Board of Directors in June 2003, we accelerated the vesting of an option to purchase approximately 16,000 shares of common stock and recorded a charge of $0.1 million. In September 2003, Mr. Montgomery exercised vested options to purchase 49,074 shares of our common stock at an average exercise price of $1.98 per share.

License of Technology. In October 2001, we entered into an asset purchase and license agreement with Metanoia Technologies, Inc., a company started by our former President and Chief Executive Officer, H. Spence Jackson, who held more than 5% of our voting securities at the time. The agreement requires us to exclusively license certain of our ADSL technology to Metanoia. Metanoia paid us consideration including (i) approximately 1,400,000 shares of Metanoia’s preferred stock; (ii) $207,000 in cash; and (iii) a promissory note with a principal amount of $1,000,000 bearing interest at 8% per annum payable on April 24, 2002. In March 2002, prior to the maturity of the note, Metanoia exercised its option to extend the maturity date of the note to January 24, 2003. In December 2002, we agreed to further extend the maturity of the note to January 24, 2005 and to remove certain licensing restrictions for the use of the technology in consideration of the issuance by Metanoia to us of an additional note in the amount of $500,000 bearing interest at 8% per annum and maturing on January 24, 2004. The licenses granted to Metanoia in the asset purchase and license agreement are perpetual. The asset purchase and license agreement provides that Metanoia may not directly compete with us or assist any other person to directly compete with us, except that Metanoia can conduct competing business in the communications industry, even if it is in direct competition with us. At the current time, we are not pursuing business activities in the ADSL communications industry.

Registration Rights. We have granted the investors in our preferred stock rights to require us to register or include their shares in a registered offering of our securities. According to the terms of an amended and restated investors’ rights agreement among us and the following investors: Chancellor V, L.P., Chancellor V-A, L.P., Citiventure 2000, L.P., Battery Ventures V L.P., Battery Ventures Convergence Fund, L.P., Battery Investment Partners V, L.L.C., CTI Limited, CTI II Limited, and various other investors, the holders of approximately 17.8 million shares of our common stock are entitled to have their shares registered by us under the Securities Act. Certain stockholders continue to hold registration rights with respect to approximately 11.5 million shares of common stock under our amended and restated investors’ rights agreement. These registration rights include the following:

•	the holders of at least a majority of the then outstanding registrable securities may require, on two occasions beginning 180 days after the effective date of the final prospectus circulated in our initial public offering, that we register their shares for public resale. We are obligated to register these shares if the holders of a majority of such shares request registration and only if such registration covers registrable securities with an anticipated aggregate offering price of at least $5,000,000;

•	any holder or holders of the then outstanding registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, provided we are eligible to use Form S-3 or similar short-form registration. We are obligated to register these shares if the value of the securities to be registered is at least $1,000,000, and only if we have previously effected less than five registrations on Form S-3 pursuant to these registration rights; and

•	if we register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration.

These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors’ rights agreement, except underwriting discounts and commissions. The investors’ rights agreement also contains our commitment to indemnify the holders of registration rights for certain losses they may incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act.

Indemnification and Insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties. See “Limitation of Liability and Indemnification.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of SigmaTel’s Board of Directors is comprised of non-employee directors. The members of the Compensation Committee during the year ended December 31, 2003 were John A. Hime, Alexander M. Davern, and William P. Osborne. The Compensation Committee was established by the full Board of Directors on July 1, 2003, in anticipation of our filing an S-1 registration to register shares of common stock for sale in our initial public offering, with Mr. Davern and Mr. Osborne appointed as the Committee’s initial members. Mr. Hime was appointed to serve as Chairman of the Compensation Committee after his election to the Board of Directors by our stockholders on August 1, 2003. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of our executive officers and directors. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels.

The goals of our executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with our financial performance and individual performance, and to motivate executive officers to achieve our business objectives. We use salary, bonus compensation and option grants to attain these goals. The Compensation Committee reviews compensation surveys prepared by Radford Surveys, a the leading provider of compensation and benefits market data, and other surveys prepared by SigmaTel management to compare our compensation package with that of similarly-sized high technology companies in the semiconductor device segment or in SigmaTel’s geographic area In preparing the performance graph set forth in the section entitled “Comparison of Stockholder Return,” we have selected the Philadelphia Semiconductor Index as our published industry index; however, the companies included in the salary surveys used by us are not necessarily those included in this index, because companies in the index may not compete with SigmaTel for executive talent, and companies which do compete for executive officers may not be publicly traded

Base salaries of executive officers are reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from the Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) our financial results for the previous year and (iv) the Compensation Committee’s review of reports from Radford Survey concerning competitive salaries, scope of responsibilities of the officer position and levels paid by similarly-sized high technology companies in the semiconductor device segment or SigmaTel’s geographic area. The Compensation Committee has determined that our executive compensation is within or on the low end of the competitive range

Cash bonuses are tied directly to the attainment of financial and other corporate performance targets and to attainment of individual performance goals. Corporate performance targets and individual performance goals are generally established by the Compensation Committee at the beginning of each quarter. However, during the calendar year 2004, in recognition of the seasonal revenue patterns typical in our business, the Compensation Committee intends to refrain from paying cash bonuses to our executives for performance during the first calendar quarter of 2004 (other than bonuses in the nature of sales commissions) and intends to offer executive cash bonuses, and thus to establish quarterly corporate performance targets and individual performance goals, only for the performance in the second, third, and fourth calendar quarter of 2004. The ratio of bonus to base salary varies significantly across the levels in our company to reflect the ability of the individual to impact our overall performance and, generally, is higher for employees with higher base salaries.

SigmaTel strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. Therefore, we made periodic grants of stock options under our 1995 Stock Option/Stock Issuance Plan and plan to continue to make periodic grants of stock options under our 2003 Stock Incentive Plan. The size of an option grant to an executive officer has generally been determined with reference to the same factors as considered in base salary decisions, previous grants to that officer, as well as recruitment and retention considerations. To assist SigmaTel in retaining and motivating key employees, option grants generally vest over a four-year period from the date of grant. In 2003, the Board of Directors approved stock option grants to certain of the executive officers consistent with these criteria. See “Option Grants in 2003.”

Mr. Edgerton, in his capacity as our President and Chief Executive Officer, is eligible to participate in the same executive compensation programs available to our other senior executives. Mr. Edgerton’s compensation for the year ended December 31, 2003 was determined prior to the formal establishment of the Compensation Committee. However, in light of Mr. Edgerton’s expected ongoing contributions to our business and after considering information on compensation of CEOs in comparable semiconductor device companies provided by Radford Survey, the Compensation Committee has maintained Mr. Edgerton’s total annual compensation, including compensation derived from cash bonuses and our stock option plans, at a level it believes to be competitive with other companies in the industry. In evaluating the appropriateness of Mr. Edgerton’s compensation, the Compensation Committee considered the results of the Radford Survey regarding pay and benefits for other CEOs of comparable semiconductor device companies and also considered our performance during the calendar year 2003 relative to our peer companies. Factors considered by the Compensation Committee in maintaining Mr. Edgerton’s total annual compensation included (i) our revenue growth from $30.9 million during the year ended December 31, 2002 to $100.2 million for the year ended December 31, 2003, (ii) our operating income growth from an operating loss of $5.6 million for the year ended December 31, 2002 to operating income of $11.3 million for the year ended December 31, 2003, and (iii) our successful completion of an initial public offering of our common stock during September 2003. Mr. Edgerton’s annual base salary was $250,548 for the year ended December 31, 2003. He was also paid a cash bonus of $62,500 based on performance during the calendar year 2002, which bonus was not paid until the year ended December 31, 2003.

Prior to the formal establishment of the Compensation Committee and prior to our initial public offering, our Board of Directors granted a stock option to Mr. Edgerton on March 18, 2003 for the purchase of 138,523 shares of our common stock at an exercise price per share equal to the fair market value per share on that date determined in the good faith judgment of our Board of Directors. The option is exercisable immediately, but vests over a four year period, 25% on March 18, 2004, and 1/48th of the total monthly thereafter until fully vested.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to SigmaTel’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Income related to stock options granted under our stock option plans generally qualifies for an exemption from these restrictions imposed by Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock option plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of SigmaTel and our stockholders, after taking into consideration changing business conditions and the performance of its employees. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

COMPENSATION COMMITTEE

Alexander M. Davern

William P. Osborne

John A. Hime

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees SigmaTel Inc.’s accounting and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditor, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for the Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is attached to this Proxy Statement as Appendix A.

The Committee has reviewed and discussed SigmaTel’s audited financial statements with management.

The Committee has discussed and reviewed with SigmaTel’s independent auditor all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, its evaluations of SigmaTel’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from SigmaTel’s independent auditor a formal written statement describing all relationships between the auditor and SigmaTel that might bear on the auditor’s independence consistent with and as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditor any relationships that may impact their objectivity and independence, and satisfied itself as to the auditor’s independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that SigmaTel’s audited financial statements be included in SigmaTel’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Alexander M. Davern

William P. Osborne

John A. Hime

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our Common Stock with the cumulative total returns of the Nasdaq Composite Index and the Philadelphia Semiconductor Index (“SOX”) for the period commencing on September 19, 2003, the date of our initial public offering, and ending on December 31, 2003.(1)

Comparison of Cumulative Total Return From September 19, 2003 through December 31, 2003(1): SigmaTel, Nasdaq Composite Index, and Philadelphia Semiconductor Index

                                          NASDAQ             Philadelphia
Date            SigmaTel, Inc.        Composite Index     Semiconductor Index
--------------------------------------------------------------------------------
Sep-2003        $100.00                  $100.00                $100.00
9/2003          $104.09                   $93.77                 $91.10
10/2003         $128.28                  $101.39                $107.75
11/2003         $136.56                  $102.86                $114.88
12/2003         $124.65                  $105.13                $110.29

(1)	Assumes that $100 was invested on September 19, 2003, at the closing price on the date of our initial public offering, in our Common Stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included our proxy materials for the 2005 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 24, 2004. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November 24, 2004.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2004 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

By order of the Board of Directors

Ross A. Goolsby,

Secretary of SigmaTel, Inc.

March 24, 2004

APPENDIX A

SIGMATEL, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

1.	STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of SigmaTel, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor; review the performance of the Company’s internal audit and accounting functions; and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate special investigations, and, hire special legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

2.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market. In addition, the Committee shall not include any member who:

•	accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an executive officer of the Company, or beneficially owns or controls, directly or indirectly, more than 10% of the Company’s outstanding common stock or is otherwise an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of The Nasdaq Stock Market.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities. No Committee member shall simultaneously serve on the audit committee of more than three public companies without prior disclosure to the Committee and the Board and an affirmative determination by the Board that such service does not impair the ability of such member to serve effectively on the Committee, which determination shall be disclosed in the annual proxy statement. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Corporate Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

3.	MEETINGS

The Committee shall meet as often as it determines but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management, and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on at least a quarterly basis to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also present summaries of its recommendations to the Board orally, which recommendations will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

4.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

a.	Oversight of the Company’s Independent Auditor

i.	Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

ii.	Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

iii.	Evaluate annually the qualifications, performance and independence of the independent auditor, including a review of whether the independent auditor’s quality-control procedures are adequate and a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company’s internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

iv.	Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

v.	Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such polices and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.

vi.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

vii.	Approve as necessary the termination of the engagement of the independent auditor.

viii.	Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

ix.	Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company, or any other material written communication provided by the auditor to the Company’s management.

x.	Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

b.	Review of Financial Reporting, Policies and Processes

i.	Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

ii.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

iii.	Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

iv.	Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

v.	Periodically meet separately with management and with the independent auditor.

vi.	Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

vii.	Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review annually with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

viii.	To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

ix.	Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

x.	Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

xi.	Review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.

xii.	Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

c.	Risk Management, Related Party Transactions, Legal Compliance and Ethics

i.	Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

ii.	Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

iii.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

iv.	In consultation with the Nominating and Corporate Governance Committee, consider and present to the Board for adoption a Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. Review such Code of Ethics periodically and recommend such changes to such Code of Ethics as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Ethics.

v.	Consult with the Board regarding its adoption of a Code of Business Conduct and Ethics applicable to all employees and directors and required by the rules of The Nasdaq Stock Market, and adopt procedures for monitoring and enforcing compliance with such Code of Business Conduct.

vi.	As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Ethics or the Company’s Code of Business Conduct and Ethics, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

vii.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

viii.	Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

ix.	Review with the Company’s general counsel and report to the Board on litigation, material government investigations and compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.

x.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

xi.	Develop, in coordination with the Nominating and Corporate Governance Committee, and implement an annual performance evaluation of the Committee.

xii.	Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

xiii.	Review and reassess the Charter’s adequacy as appropriate.

[SIGMATEL LOGO]

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A  Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – Ronald P. Edgerton	☐	☐

02 – William P. Osborne	☐	☐

B  Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain
2. To ratify our Board of Directors’ March 16, 2004 election of Robert T. Derby as a new Class II director to serve on the Board of Directors until our 2005 annual meeting of stockholders, or until his successor is elected and qualified.	☐	☐	☐

	For	Against	Abstain
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2004.	☐	☐	☐

In their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO ELECTIONS ARE MADE, THE PROXIES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

C  Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Important: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Sigmatel, Inc.

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoint(s) RONALD P. EDGERTON and ROSS A. GOOLSBY, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of SigmaTel, Inc. to be held in the Citadel Room at the Driskill Hotel located at 604 Brazos Street, Austin, Texas, on Wednesday, April 21, 2004 at 3:00 p.m. Central Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!

(Continued and to be signed on reverse side.)